EXHIBIT 21.1
List of Subsidiaries of the Registrant
Wholly-Owned Subsidiaries of the Registrant:

Name of Subsidiary	Jurisdiction of Organization
Q2 Software, Inc.	Delaware
Indirect Subsidiaries of the Registrant:

Name of Subsidiary	Jurisdiction of Organization	Ownership
Clickswitch, LLC	Minnesota	100% by Clickswitch Holdings, Inc.
Clickswitch Holdings, Inc.	Delaware	100% by Q2 Software, Inc.
Cloud Lending U.K. Ltd.	United Kingdom	100% by Q2 Software, Inc.
Cloud Lending Australia Pty. Ltd.	Australia	100% by Q2 Software, Inc.
MFIFLEX Tech. Pvt. Ltd.	India	100% by Q2 Software, Inc.
Lender Performance Group, LLC	Delaware	100% by Q2 Software, Inc.
LPG - International, LLC	Delaware	100% by Lender Performance Group, LLC
LPG - AU Services Pty Ltd	Australia	100% by LPG - International, LLC
LPG - UK Services Pty Ltd	United Kingdom	100% by LPG - International, LLC